EXHIBIT 99.1

CHRISTOPHER & BANKS CORPORATION

2002 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

The purpose of the Christopher & Banks Corporation 2002 Non-Employee Director Stock Option Plan (the “Option Plan”) is to attract and retain persons of outstanding competence to serve on the Board of Directors of Christopher & Banks Corporation (the “Company”).

1.                                      Administration.  The Option Plan will be administered by the Board of Directors of the Company.  Grants of stock options under the Option Plan (“Options”) and the amount and nature of the Options so granted will be automatic, as described below.

2.                                      Stock Subject to the Option Plan.  An aggregate of 210,000 shares of Common Stock, par value $.0l per share (“Common Stock”), of the Company are reserved for issuance under the Option Plan.  The number of shares authorized for issuance under the Option Plan may be increased from time to time by approval of the Board of Directors and, if required pursuant to Rule 16b-3 under the Securities Exchange Act of 1934 or the applicable rules of any securities exchange or the NASD, the shareholders of the Company.  In the event of any reorganization, merger, recapitalization, stock dividend, stock split, or similar change in the corporate structure or shares of the Company, appropriate adjustments will be made to the number and kind of shares reserved for issuance under the Option Plan and pursuant to outstanding Options and to the exercise price of outstanding Options.

3.                                      Eligibility.  The individuals eligible to receive automatic option grants pursuant to the provisions of this Plan shall be limited to (i) those individuals serving as non-employee directors on the Effective Date (as defined in Section 14) and (ii) those individuals who are first elected or appointed as non-employee Board members after the Effective Date, whether through appointment by the Board or election by the Company’s shareholders.

4.                                      Automatic Option Grants.  Under the Option Plan, each non-employee director will automatically be granted Options to purchase shares of Common Stock as follows:

(a)                                  Each non-employee director shall be granted an Option for 12,000 shares of Common Stock, subject to adjustment as provided below, upon his or her initial appointment to the Board.

(b)                                 On the date of the 2003 annual meeting of shareholders, each non-employee director will automatically be granted an Option to purchase 12,000 shares of Common Stock, subject to adjustment as provided below.

(c)                                  Thereafter, on the date of each subsequent annual meeting of shareholders at which the non-employee director is reelected, or otherwise continues to serve as a director pursuant to the current three year terms, to the Board of Directors, the non-employee director shall automatically be granted an additional Option to purchase 12,000 shares of Common Stock, subject to adjustment as provided below.

Should any change be made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend or recapitalization, then appropriate adjustments shall be made to the number of and/or class of securities for which automatic Option grants are to be subsequently made to each newly-elected or continuing non-employee director as well as to the purchase price per share relating thereto; provided, however, in no event shall an annual grant of an Option exceed 22,000 shares of Common Stock.

5.                                      Vesting, Exercisability and Expiration.  All Options granted under the Option Plan shall be fully vested when granted, but may not be exercised until six months following the date of grant.  All Options granted under the Option Plan shall expire five years after the date of grant.

6.                                      Non-Transferability.  During the lifetime of the holder of an Option, each automatic Option grant shall be exercisable only by the optionee and shall not be assignable or transferable.

7.                                      Effect of Termination of Board Service.

(a)                                  Should the director cease to serve as a Board member for any reason (other than death) while holding one or more automatic Option grants under the Plan, then such individual shall have a twelve (12)-month period following the date of such cessation of Board service in which to exercise each such Option for any or all of the Option shares.

(b)                                 Should the director die while serving as a Board member or within twelve (12) months after cessation of Board service, then any automatic Option grant held by the individual at the time of death may subsequently be exercised, for all of the Option shares (less any Option shares purchased by the individual prior to death), by the personal representative of the estate or by the person or persons to whom the Option is transferred pursuant to the individual’s will or in accordance with the laws of descent and distribution.  The right to exercise each such Option shall lapse upon the expiration of the twelve (12)-month period measured from the date of the individual’s cessation of service.

(c)                                  In no event shall any automatic grant under this Plan remain exercisable after the expiration date of the maximum five (5) year Option term.  Upon the expiration of the applicable post-service exercise period under subparagraphs (a) and (b) above or (if earlier) upon the expiration of the maximum five (5) year Option term, the automatic grant shall terminate and cease to be outstanding for any Option shares for which the Option was not exercised.

8.                                      Shareholder Rights.  The holder of an automatic Option grant shall have none of the rights of a shareholder with respect to any shares subject to such Option until such individual shall have exercised the Option and paid the exercise price for the purchased shares.

9.                                      Exercise Price.  The exercise price of Options granted under the Option Plan shall be equal to the fair market value of one share of Common Stock on the date of grant.  For purposes of the Option Plan, “fair market value” is the closing sales price of the Common Stock, as reported by the NASDAQ National Market System or any other nationally recognized stock exchange on the date of grant.

10.                               Payment.  The exercise price shall become immediately due upon exercise of the Option.  Payment for the exercise of Options may be made in cash, by personal check payable to the Company, by delivery of shares of Common Stock having an aggregate fair market value on the date of exercise which is not less than the option price, or by a combination thereof.  For purposes of this Section, the exercise date shall be the date on which written notice of the Option exercise is delivered to the Company.

11.                               Plan Amendment and Termination.  The Board of Directors may suspend or terminate the Option Plan or any portion thereof at any time, and may amend the Option Plan from time to time in any respect, provided that no such amendment will be effective without approval of the shareholders, if shareholder approval is required pursuant to Rule 16b-3 under the Securities Exchange Act of 1934 or the applicable rules of any securities exchange or the NASD.  To the extent prohibited under Rule 16b-3 under the Securities Exchange Act of 1934, the Option Plan may not be amended more than once every six months.  No termination, suspension or amendment of the Option Plan will alter an outstanding Option without the consent of the holder of such Option.  Unless earlier terminated by action of the Board, the Option Plan will terminate on July 30, 2012, and no Option shall be granted after any such termination.  Options outstanding upon termination of the Option Plan may continue to be exercised in accordance with their terms.

12.                               Compliance with SEC Regulations.  It is the Company’s intent that the Option Plan comply in all respects with Rule 16b-3 of the Act and any regulations promulgated thereunder.  If any provision of this plan is later found not to be in compliance with the Rule, the provision shall be deemed null and void.  All grants and exercises of Options under the Option Plan shall be executed in accordance with the requirements of Section 16 of the Act, as amended, and any regulations promulgated thereunder.

13.                               Shareholder Approval.  The Option Plan shall be subject to approval by the shareholders holding at least a majority of the voting stock of the Company represented in person or by proxy at a duty held shareholders’ meeting, and any Option granted under the Option Plan prior to the date of such approval shall be contingent upon such approval.

14.                               Effective Date.  This Option Plan shall be effective as of April 11, 2002, subject to shareholder approval of the Option Plan as described above on or before April 10, 2003.

15.                               Use of Proceeds.  Any cash proceeds received by the Company from the sale of shares pursuant to Option grants under the Plan shall be used for general corporate purposes.

16.                               Regulatory Approvals.

(a)                                  The implementation of the Plan, the granting of any Option under the Plan and the issuance of Common Stock upon the exercise of the Option grants made hereunder shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Options granted under it, and the Common Stock issued pursuant to it.

(b)                                 No shares of Common Stock or other assets shall be issued or delivered under this Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of the Nasdaq National Market or any stock exchange on which the Common Stock is then listed for trading.

17.                               Miscellaneous.  Except as otherwise provided herein, no non-employee director shall have any claim or right to be granted an Option under the Option Plan.  Neither the Option Plan nor any action hereunder shall be construed as giving any director any right to be retained in the service of the Company.